Exhibit 4.3

PLEDGE AGREEMENT

December 2, 2005

In consideration of loans being made by IIG Capital LLC, as agent for IIG Trade Opportunities Fund NV (together with its successors and assigns, "Secured Party"), to Internet Billing Company, LLC, a Georgia limited liability company (together with its successors and assigns, “Borrower”), pursuant to a Credit and Security Agreement dated December 31, 2004 between the Borrower and the Secured Party (the “Original Credit Agreement”), as amended by a First Amendment to Credit and Security Agreement and Consent Agreement dated the date hereof among the Borrower, the Secured Party and the Guarantors (as such term is defined therein) (the “Amendment” and collectively with the Original Credit Agreement, as the same may be amended, modified, supplemented, restated or renewed from time to time, the “Credit Agreement), XTV INVESTMENTS LLC (together with its successors and assigns, the “Grantor”) entered into a Guaranty dated the date hereof in favor of the Secured Party (the “Guaranty”) pursuant to which Grantor guaranteed to the Secured Party the full and punctual payment and performance by the Borrower of the Guaranteed Obligations (as defined in the Guaranty). Secured Party is willing to enter into the Amendment only if Grantor pledges to the Secured Party all of its equity ownership interest, whether now owned or hereinafter acquired, in Interactive Television Networks Inc. (“ITV”), as provided herein. Accordingly, Grantor hereby agrees that Secured Party shall have the rights, remedies and benefits as follows:

1.

Grant of Security Interest. As collateral security for the prompt payment, performance and observance of the Guaranteed Obligations and the Guarantor’s obligations under the Guaranty (the “Secured Obligations”), Grantor hereby absolutely, unconditionally and irrevocably pledges to Secured Party, and grants and transfers to Secured Party a lien upon and a security interest in Grantor’s entire right, title and interest, whether owned directly or indirectly and whether now owned or hereinafter acquired, to the following: (a) 5,529,224 shares of common stock of ITV and any additional shares of ITV from time to time delivered to Secured Party as collateral hereunder (collectively, the “Shares”); and (b) any and all additional or other shares, securities or other investment property or financial assets or other consideration received or receivable in connection with or in respect of any of the Shares, and all dividends and distributions with respect thereto (whether cash, stock or otherwise, and whether ordinary, special, liquidating or otherwise), stock splits, stock dividends, spin-offs, conversions, reclassifications, reorganizations, mergers, consolidations, combinations or otherwise, and including (without limitation) any and all options, warrants and other rights to acquire securities in respect thereof, any and all substitutions therefor and additions thereto, and the certificates evidencing the foregoing; whether constituting an account, chattel paper, document, instrument, certificated or uncertificated security, other investment property, financial asset, general intangible, money or otherwise, and whether held directly, as a securities entitlement or otherwise, and in each case together with all products and proceeds thereof (all of the foregoing, collectively being called the “Collateral”).

2.

Delivery of Collateral. Grantor has delivered to Secured Party all stock certificates and other instruments evidencing or respecting the Collateral (other than 1,382,142 shares that are being held in escrow by Grandon & Associates pursuant to the terms of that certain Escrow Agreement dated March 28, 2005 by and between XTV, Inc., Grantor and Grandon & Associates, which shares Grandon & Associates has been directed by Grantor to deliver to Secured Party if, when and to the extent releaseable from such escrow agreement to Grantor). The stock certificates delivered to Secured Party as of the date hereof are listed on Schedule A. Stock certificates shall be delivered to Secured Party and with corresponding stock powers, duly endorsed in blank with medallion signature guarantees if requested by Secured Party. Each certificate shall be delivered free and clear of all Liens (as defined herein), except as reflected on the restrictive legends set forth on the stock certificates related to, and existing upon, the certificates set forth as Schedule A or otherwise established by Secured Party, and otherwise must be in form suitable for transfer. If any of the Collateral has been issued in uncertificated form, then Grantor shall execute and deliver such notices, transfer instructions and other documents respecting any Collateral (and Secured Party’s rights, powers, privileges, remedies and interests in and to the Collateral) as Secured Party from time to time may request to effect such transfer. In Secured Party's discretion the foregoing may include, among other things, an account control agreement in form and substance reasonably satisfactory to Secured Party and granting Secured Party exclusive control over each applicable securities account (and all investment property and financial assets therein). Secured Party is hereby authorized, at its option and without obligation to do so, to transfer to or register in its name or the name of its nominee(s), including any “securities intermediary”, as defined in the Uniform Commercial Code as in effect from time to time in the State of New York (“NYUCC”), and any nominee(s) of any of the foregoing, all or any part of the Collateral, without notice to Grantor. In the event Secured Party determines to so transfer or register all or any part of the Collateral, Secured Party shall provide to Grantor copies of all notices and other communications received by Secured Party with respect to the Collateral promptly following receipt thereof. If shares of ITV held pursuant to the agreement noted above are, in accordance with the terms of such escrow agreement as in effect on the date hereof, released to XTV, Inc. then Lender’s security interest in such shares granted herein shall be released.

3.

Rights to Collateral. (a) So long as no Event of Default shall have occurred and be continuing (or would occur by virtue thereof) under any of the Secured Obligations (an “Event of Default”), Grantor shall be entitled to: (i) exercise any and all voting and consensual rights and powers relating or pertaining to the Collateral; and (ii) receive and retain any and all regular cash dividends made or payable on or in respect of the Collateral. Any such distributions received by the Grantor shall be held in trust for Secured Party and shall be delivered to Secured Party within five calendar days of the Grantor's receipt thereof absent the occurrence and continuance of an Event of Default and subject to the following sentence. Notwithstanding anything to the contrary in the foregoing, any and all special or liquidating or other dividends, and other distributions of securities or other assets or properties made on or in respect of or received in exchange for Collateral (whether as a result of a distribution, redemption, conversion, exchange, stock dividend, spin-off, subdivision, combination, reclassification, recapitalization, merger, consolidation, dissolution or otherwise) shall be and become part of the Collateral, and, if received by Grantor, shall be held in trust for, and delivered immediately to, Secured Party

(accompanied by appropriate stock powers or other appropriate assignment documentation) to be held as Collateral pursuant hereto.

(b)

So long as no Event of Default shall have occurred and be continuing, Secured Party shall, promptly following receipt of any request therefor from Grantor, execute and deliver (or cause to be executed and delivered) to Grantor all such proxies, powers of attorney, dividend orders, conversion elections and other instruments as Grantor reasonably may request for the purpose of enabling Grantor to exercise the voting, consensual, conversion and other rights and powers entitled to be exercised by Grantor with respect to the Collateral.

(c)

If any Event of Default shall have occurred and be continuing, without limiting the other rights of Secured Party hereunder, Secured Party or its nominee may, upon notice to Grantor, exercise any or all voting, consensual and other rights (including, without limitation, the right to exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options) pertaining to any and all of the Collateral, and (whether or not Secured Party also is electing to exercise any such rights itself) may prohibit Grantor from exercising the same, and shall have the right, without notice to Grantor, to receive and retain as Collateral, any and all dividends and interest payments (including regular cash dividends and interest payments) and distributions made or payable on or in respect of the Collateral as if Secured Party were the absolute owner thereof.

4.

Representations and Warranties. Grantor represents and warrants that the following are true and correct on the date of this Agreement and that at all times while any Secured Obligations are outstanding the following will be true and correct: (a) all Collateral (i) is and will be owned beneficially and (except as provided in Section 2) of record solely by Grantor with good and marketable title thereto, (ii) is and will be owned by Grantor free and clear of any and all liens, charges, security interests or encumbrances other than the Lien granted hereunder, and (iii) is and will be free from any restriction with respect to (A) its pledge to Secured Party, (B) subject to compliance with applicable securities laws, its transferability by Grantor (or by Secured Party as pledgee) and (C) the right of Grantor (or Secured Party, as and if permitted under this Agreement) to exercise any and all rights which such Collateral may have from time to time with respect to voting, giving consents, receiving dividends and rights conversion and any right to receive interest and principal payments (the foregoing liens, encumbrances, restrictions and limitations, being collectively, a “Lien”); and (b) all Collateral has been duly and validly assigned and transferred as Collateral to Secured Party.

5.

Other Covenants. Grantor covenants and agrees that Grantor will not directly or indirectly (other than pursuant to this Agreement): (a) make, create, incur, assume or permit to exist any Lien of any nature in, to or against any part of the Collateral; (b) assign, pledge or in any way transfer or encumber any Collateral or Grantor’s right to receive any income or other distribution or proceeds from any part of the Collateral; (c) enter into any shareholders’ agreement, voting trust or similar agreement or arrangement, or any amendment thereto or waiver thereof, or any other restriction or limitation in any way respecting assignability, transferability or any voting, dividend, distribution, right of conversion or other ownership right with respect to any of the Collateral unless Secured Party agrees in writing thereto; or (d) offer or agree to do or cause or assist the initiation or continuation of any of the foregoing. Grantor further covenants and agrees that Grantor will not permit ITV to issue any additional shares of stock to any person after the date of this Agreement.

6.

Further Assurances; Power of Attorney. On the request of Secured Party, Grantor shall execute and deliver or cause to be executed and delivered to Secured Party such documents and instruments respecting the Collateral as may be necessary or desirable for Secured Party to evidence, confirm, perfect or protect its interests in the Collateral and to enforce its rights hereunder, including, but not limited to, an acknowledgment with respect to the pledge of any after-acquired Collateral. Secured Party is authorized to file without Grantor’s signature one or more financing, modification and continuation statements regarding the Collateral, to sign any such statement on behalf of Grantor if Secured Party deems such signature necessary or desirable under applicable law, and to file a photographic or other reproduction of this Agreement or any financing, modification or continuation statement as a financing, modification or continuation statement in Secured Party’s discretion. Secured Party has no liability for any failure to file or mistake in filing of any such document. If Grantor fails to satisfy or perform any of its obligations under this Agreement, Secured Party, in its sole discretion, may affect such performance. Grantor hereby irrevocably appoints Secured Party, which shall have full power of substitution, as Grantor’s attorney-in-fact and proxy, with full power and authority in the place and stead of Grantor and in the name of Grantor or otherwise, from time to time in Secured Party’s discretion, after the occurrence of an Event of Default, to take any action and to execute any instrument (including, without limitation, any stock power or other appropriate instrument of transfer) that Secured Party may deem necessary or advisable to accomplish the foregoing and the purposes of this Agreement, which appointment is coupled with an interest and shall survive, to the maximum extent then permitted by law, Grantor’s liquidation, dissolution or bankruptcy. Grantor covenants and agrees to defend Secured Party’s right, title, special property and first priority security interest in and to the Collateral against the claims of any person or entity by timely and diligently contesting such claims in good faith by appropriate legal proceedings.

7.

Reasonable Care, Etc. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Secured Party accords its own property. Secured Party has no responsibility for (i) ascertaining or taking action with respect to calls, exercises of rights or options, conversions, exchanges, redemptions, payments on maturity (by acceleration or otherwise) tenders or other matters relative to any Collateral, whether or not Secured Party has or is deemed to have knowledge of such matters or an interest in such matters, (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral or (iii) other than as provided in Section 2, notifying Grantor as to any matter pertaining to the Collateral or pertaining to any issuer of any securities included as Collateral.

8.

Remedies Upon Default. (a) If any Event of Default shall occur and be continuing, Secured Party shall have all of the rights and remedies provided to a secured party by the NYUCC and other applicable laws as in effect from time to time. Grantor agrees that (1) to the maximum extent permitted by law, Secured Party may apply and retain the Collateral (to the extent of its fair market value (which, if there is no trading market for the Collateral, shall be determined in good faith by Secured Party) at the time Secured Party declares the Secured Obligations to be, or any of the Guaranteed Obligations otherwise become, due and payable)

(whether at maturity, by acceleration or otherwise) and apply such fair market value against the Secured Obligations and (2) Secured Party may otherwise pursue such remedies as are available to Secured Party at law or in equity including, without limitation, under the NYUCC, without either election being of remedies (should it be determined that Secured Party's choice is improper it may pursue another remedy). No notice to Grantor of any action proposed to be taken or taken need be given unless required by law and not waivable. In the event that notice is necessary, written notice mailed to Grantor at the address given on the signature page hereof (or such other address as requested by Grantor pursuant to notice given under Section 13, and received by Secured Party prior to its giving such notice to Grantor) at least ten business days prior to the date of public sale of Collateral or prior to the date after which a private sale or any other disposition of Collateral will be made, shall constitute reasonable notice, but notice given in any other reasonable manner or at any other reasonable time shall be sufficient. Secured Party may apply the proceeds of any such sale or disposition of Collateral (or other monies received in respect of Collateral) to the satisfaction of its reasonable attorneys’ fees, legal expenses and other reasonable costs and expenses incurred in connection with its retaking, holding, preparing for sale, and selling of Collateral prior to applying same to the payment of amounts under the Secured Obligations (which may be in such order as Secured Party may elect). Without precluding any other methods of sale, the sale of the Collateral shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of disposing of similar collateral, but in any event Secured Party may sell, at its option, on such terms as it may choose without assuming any credit risk and without any obligation to advertise. Secured Party shall not be liable for any insufficiency of the proceeds of any sale of any Collateral to satisfy amounts under the Secured Obligations in full, and Grantor shall remain liable for any such deficiency.

(b)

Secured Party shall have the right to sell the Collateral hereunder by any commercially reasonable method. Without limiting the generality of the foregoing, Grantor specifically agrees that the methods described in this Section are commercially reasonable methods for the sale of securities held as Collateral. Grantor recognizes that Secured Party may not be able to, or may determine not to, effect an immediate public sale of any or all of such securities and may elect to sell the securities over a period of time and/or resort to one or more private sales thereof, which may result in prices, and be on other terms, less favorable to Grantor than if such sale were immediately made in a public sale. If, at the time of sale, Secured Party determines that there may be a question as to whether the securities may be sold in a public market, Secured Party, in its sole discretion at the time of any such sale or proposed sale, may restrict the prospective bidders or purchasers as to their number, nature and investment intention (including, among other things, requiring that the persons making, or proposing to make, such purchases represent and agree, to the satisfaction of Secured Party, that they are “accredited investors” under the Securities Act of 1933 and applicable Securities and Exchange Commission rules and/or satisfy such additional or other criteria as Secured Party may require, and that they are purchasing the securities for their own account, for investment and not with a view toward the distribution or resale of any thereof in violation of the Securities Act). Secured Party may also sell such securities from time to time in limited quantities over a period of time. Any sale may be made in one lot, as an entirety or in separate parcels, even if such sale is made at a discount from the then current market price of the securities and regardless of the availability of paragraph (k) of Rule 144 promulgated under the Securities Act or another exemption from the registration provisions of the Securities Act or the availability of an effective and current registration statement under the Securities Act covering such actual or proposed sale. Grantor may retain and apply the proceeds thereof against amounts due under the Secured Obligations. Any sale as to which the selling process commenced prior to the satisfaction of the Secured Obligations may be consummated notwithstanding that, after entering into such agreement of sale, the Secured Obligations may have been fully paid and satisfied.

(c)

Secured Party may arrange for the sale of the Collateral, or any part thereof (determined in its discretion), in one or more public or private sales, for cash, upon credit or for future delivery, at such price or prices, at such time or times and by delivering such certificates (without regard to Grantor’s holding period under the Securities Act or for tax or other purposes, or as to any actual or relative tax or other basis therein, or the tax or other consequences thereof) as Secured Party shall determine in its sole discretion. Secured Party shall incur no liability in case any proposed sale fails to occur (due to the failure of such purchaser to pay for the Collateral so sold, or otherwise) and, in case of any such failure, Grantor shall not be relieved of any of the Secured Obligations or hereunder and such Collateral may again be sold under and pursuant to the provisions of this Agreement.

(d)

To the maximum extent permitted by applicable law, Secured Party may (i) be the purchaser of any or all of the Collateral so sold, or (ii) apply and retain the Collateral as a partial or full offset, at their fair market value (as determined under Section 9(a)), against any of the Secured Obligations and the purchase price thereof may be applied as a credit against amounts due under the Secured Obligations, and, in either case, thereafter hold the same, absolutely, free from any right or claim of whatsoever kind.

(e)

Secured Party shall not be obligated to make or direct any sale of Collateral regardless of notice of sale having been given. Secured Party may postpone, adjourn or direct the adjournment of any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Notwithstanding anything to the contrary in this Section, Secured Party shall have no duty or obligation to exercise any of the aforesaid rights, privileges or options, and shall not be responsible for any failure to do so or delay in so doing.

9.

Certain Acknowledgments and Waivers. Grantor acknowledges and agrees that the rights, powers, privileges, remedies and interests granted to or conferred upon Secured Party by this Agreement and applicable law are purely discretionary and shall not, and shall not be deemed or construed to, impose upon Secured Party any duty or other obligation (unless otherwise expressly so provided in this Agreement) to (a) sell, foreclose or otherwise realize upon any Collateral, (b) protect or preserve any Collateral, (c) perform or satisfy any obligation under or respecting any Collateral or any person or entity, (d) mitigate or otherwise reduce any damage or other loss, or (e) otherwise exercise or enforce any such right, power, privilege, remedy or interest. Any sale, foreclosure or other realization upon any Collateral, or any other exercise or enforcement of any such right, power, privilege, remedy or interest, if undertaken by Secured Party in its discretion, may be delayed, discontinued or otherwise not pursued or exhausted for any reason whatsoever (whether intentionally or otherwise). Without limiting the generality of the foregoing, to the extent waiver is not limited under applicable law, Grantor hereby expressly waives each and every claim or defense, and agrees that Grantor will not assert or pursue (by action, suit, counterclaim or otherwise) any claim or defense, respecting (i) any settlement or compromise with any obligor or other third party under any account receivable, note, instrument, agreement, document or general intangible included in the Collateral, irrespective of any reduction in the potential proceeds therefrom, (ii) the selection or order of disposition of any Collateral (which may be at random or in any order Secured Party may select in its sole and absolute discretion), (iii) the private sale of any Collateral, whether or not any public market exists, (iv) the application and retention of Collateral as a partial or full offset, at their fair market value (as determined under Section 9(a)) against amounts due under the Secured Obligations, (v) the choice or timing of any sale date as to any Collateral (which Secured Party may select in its sole and absolute discretion), irrespective of whether greater sale proceeds would be realizable on a different sale date, (vi) the adequacy of the sale price of any Collateral, (vii) any insufficiency of any such proceeds to fully satisfy the Secured Obligations, (viii) any sale of any Collateral to the first person to receive an offer or make a bid, (ix) the selection of any purchaser of any Collateral, or (ix) any default by any purchaser of any Collateral. To the maximum extent permitted by applicable law, Grantor hereby expressly waives the applicability of any and all applicable laws that are or may be in conflict with the terms and provisions of this Agreement, now or at any time in the future, to the extent waiver is not limited under applicable law, including (without limitation) those pertaining to notice (other than notices required by this Agreement, appraisal, valuation, stay, extension, moratorium, marshaling of assets, exemption and equity of redemption; provided, however, that the preceding provision is not intended to confer upon Secured Party any right, power, privilege, remedy or interest not permissible under applicable law notwithstanding the foregoing waivers. Neither Secured Party nor any of its representatives shall incur any liability in connection with any sale of or other action taken respecting any Collateral in accordance with the provisions of this Agreement or applicable law.

10.

Release of Collateral. Promptly following the written request therefor from Grantor following payment in full, with good funds, to Secured Party of the Secured Obligations, and Secured Party shall release from the security interest granted hereunder and shall return to Grantor or other party entitled thereto pursuant to any agreement to which Grantor and Secured Party may be a party (and shall execute and deliver to Grantor, at Grantor’s expense and without recourse to Secured Party, the documentation reasonably requested by Grantor to effect such release) all of the Collateral held hereunder by Secured Party on the date of such request.

11.

Expenses. Following an Event of Default, Grantor will pay to Secured Party, on demand, all reasonable costs and expenses (including reasonable attorneys’ fees and expenses incurred by Secured Party) related or incidental to the care, holding, retaking, preparing for sale, selling or collection of or realization upon any of the Collateral or relating or incidental to the establishment or preserving or enforcement of the rights of Secured Party hereunder or in respect of any of the Collateral. Such expenses shall be included in the “Secured Obligations.”

12.

Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows: (a) on the date delivered, if personally delivered; (b) on the next business day after being sent by recognized overnight mail service specifying next business day delivery; or (c) five (5) business days after mailing, if mailed by United States certified or registered mail, return receipt requested, in each case with delivery charges pre-paid and addressed to the following addresses:

(a)

If to Grantor:

2200 S.W. 10th Street

Deerfield Beach, Florida 33442

Attention: President

(b)

If to Secured Party:

1500 Broadway, 17th Floor

New York, New York 10036

Attention: Martin S. Silver

The above-named persons may designate by notice to each other any new address for the purpose of this Agreement. Notice of a change of address shall be effective only when notice thereof is given and effective in accordance with this paragraph.

13.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws provision that would defer to the substantive laws of another jurisdiction).

14.

Consent to Jurisdiction; Venue. Grantor hereby consents and agrees that the State Courts of New York in the County of New York and the United States District Court for the Southern District of New York each shall have personal jurisdiction and proper venue with respect to any dispute between the Secured Party and Grantor under this Agreement, without, however, depriving the Secured Party of the right, in the Secured Party's discretion, to commence or participate in any action, suit or proceeding in any other court having proper jurisdiction and venue over Grantor relating to this Agreement or otherwise. In any dispute with the Secured Party, Grantor will not raise, and hereby expressly waives, any objection or defense to any such jurisdiction and venue as an inconvenient forum. Grantor further agrees that any action or proceeding brought by Grantor against the Secured Party under this Agreement shall be brought only in the State Courts of New York in the County of New York or the United States District Court for the Southern District of New York. Grantor and Secured Party irrevocably consent to service of process in any such action, suit or proceeding by delivery of copies thereof by a method and to their respective addresses set forth in Section 13. Nothing herein shall affect the right of either Grantor or Secured Party to serve process in any other manner permitted by law.

15.

Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure herefrom, shall in any event be effective unless the same shall be in writing and signed by the party to be charged (in the case of an amendment, by both parties), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

16.

Severability. The provisions of this Agreement are intended to be severable. If for any reason any provisions of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

17.

Successors and Assigns. This Agreement shall be binding on Grantor and Grantor’s successors and any assigns and shall inure to the benefit of Secured Party and Secured Party's successors and assigns. This Agreement may not be assigned by the Grantor and Grantor may not delegate any obligations hereunder. Secured Party may assign this Agreement (and may assign and/or deliver to any such assignee any of the Collateral) and/or any of its rights and powers hereunder, with all or any of the Secured Obligations and, in the event of such assignment, the assignee shall have the same rights and remedies as if originally named herein or therein in the place of Secured Party, and Secured Party shall be thereafter fully discharged from all responsibility with respect to such agreements and any such Collateral assigned and/or delivered.

18.

Section Headings. The section and other headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof. References in this Agreement to sections or schedules are to those of this Agreement, unless otherwise stated.

19.

Jury Trial Waiver. GRANTOR WAIVES ANY RIGHT GRANTOR MAY HAVE TO JURY TRIAL.

IN WITNESS WHEREOF, the Grantor has executed this Pledge Agreement as of the 27th day of September, 2005.

GRANTOR:

XTV INVESTMENTS LLC

2200 S.W. 10th Street

Deerfield Beach, Florida 33442

By: /s/ Steve Markley

Name: Steve Markley

Title: Managing Member

AGREED AND ACCEPTED:

SECURED PARTY:

IIG CAPITAL LLC, as agent for

IIG TRADE OPPORTUNITIES FUND NV

1500 Broadway, 17th Floor

New York, New York 10036

By: /s/ Martin S. Silver

Martin S. Silver, Manager

Schedule A

Shares

Certificate Nos.

5,529,224 shares of ITV

400,000	0265
400,000	0266
400,000	0267
400,000	0268
2,547,082	0269
4,147,082

In addition, 1,382,142 shares are to be delivered when released from escrow to Grantor by Grandon & Associates.